Exhibit 13(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-3 (“Registration Statement”) of our report dated March 24, 2017, relating to the consolidated financial statements of The Prudential Insurance Company of America, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

April 21, 2017

Consent of Independent Registered Public Accounting Firm

The Committee

The Prudential Variable Contract Account-2:

We consent to the use of our report, dated February 16, 2017, with respect to the statements of assets and liabilities of The Prudential Variable Contract Account-2, including the portfolio of investments, as of December 31, 2016, and the related statement of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years in the five-year period then ended, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Financial Statements” in the Statement of Additional Information.

New York, New York

April 21, 2017